                            SCHEDULE 14C INFORMATION

                                 (RULE 14C-101)

                 INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION

       INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Information Statement
[X] Definitive Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

                     Fresenius Medical Care Holdings, Inc.
                (Name of Registrant as Specified In Its Charter)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14c-5(g)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                     FRESENIUS MEDICAL CARE HOLDINGS, INC.

                            ------------------------

                      1999 ANNUAL MEETING OF SHAREHOLDERS

                               DECEMBER 17, 1999

To the Shareholders:

     Notice is hereby given that the 1999 Annual Meeting of Shareholders of Fresenius Medical Care Holdings, Inc., a New York corporation (the "Company"), will be held at the Doubletree Guest Suites Hotel, 550 Winter Street, Waltham, Massachusetts on Friday, December 17, 1999 at 11:00 a.m. for the following purposes:

        1. To elect three directors of the Company to hold office until the next Annual Meeting of Shareholders or until their respective successors have been elected or appointed; and

        2. To transact any and all other business that may properly come before the meeting.

     All shareholders of record at the close of business on November 24, 1999 are entitled to notice of and to vote at this meeting.

     The Company's audited financial statements for the year ended December 31, 1998, together with certain other information concerning the Company, are included in the Company's Annual Report on Form 10-K, as amended on Form 10-K/A, which is enclosed herewith.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                                            By order of the Board of Directors,

                                            RONALD J. KUERBITZ
                                            Senior Vice President, Secretary and
                                            General Counsel

Lexington, Massachusetts
December 3, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----

INTRODUCTION................................................    1
PROPOSAL 1 -- ELECTION OF DIRECTORS.........................    2
EXECUTIVE COMPENSATION......................................    5
REPORT OF THE BOARD OF DIRECTORS REGARDING EXECUTIVE
  COMPENSATION..............................................   11
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................   13
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............   14
INDEPENDENT PUBLIC ACCOUNTANTS..............................   17
OTHER MATTERS...............................................   17

                             INFORMATION STATEMENT

                                  INTRODUCTION

     This Information Statement, dated December 3, 1999, is furnished in connection with the 1999 Annual Meeting of Shareholders of Fresenius Medical Care Holdings, Inc. (the "Company"; as used herein the term the "Company" shall also include, as required by the context, its subsidiaries) to be held at the Doubletree Guest Suites Hotel, 550 Winter Street, Waltham, Massachusetts on Friday, December 17, 1999 at 11:00 a.m., and any adjournments thereof (the "Annual Meeting"), for the purposes set forth in the notice of such meeting.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     This Information Statement was mailed to shareholders on or about December 2, 1999.

     The complete mailing address of the Company's principal executive office is Two Ledgemont Center, 95 Hayden Avenue, Lexington, Massachusetts 02420-9192 (telephone (781) 402-9000).

     Only shareholders of record at the close of business on November 24, 1999 are entitled to vote at the Annual Meeting and any adjournments thereof. At that record date, the following voting shares of the Company were outstanding:

                                                         SHARES      VOTES PER
CLASS                                                  OUTSTANDING     SHARE
-----                                                  -----------   ---------

6% Preferred Stock...................................      36,460       160
Class A Preferred Stock..............................      16,176        16
Class B Preferred Stock..............................      21,483        16
Class D Special Dividend Preferred Stock.............  89,062,316       0.1
Common Stock.........................................  90,000,000         1

     Holders of all shares will vote together as a single class on all matters expected to be acted on at the Annual Meeting.

     Appraisal rights are not available to shareholders with respect to any matter expected to be acted upon at the Annual Meeting.

THE MERGER

     All of the Company's common stock (the "Common Stock") is currently held by Fresenius Medical Care AG ("Fresenius Medical Care"). On September 30, 1996, the Company consummated a merger (the "Merger") described in detail in the Joint Proxy Statement-Prospectus of Fresenius Medical Care, the Company and Fresenius USA, Inc. ("Fresenius USA") dated August 2, 1996, a copy of which was filed with the Securities and Exchange Commission (the "SEC") on August 2, 1996. The Merger was accomplished pursuant to the Agreement and Plan of Reorganization dated as of February 4, 1996, as amended, among the Company, Fresenius Aktiengesellschaft ("Fresenius AG") and Fresenius USA. Shareholders of the Company approved the Merger on September 16, 1996. On September 27, 1996, pursuant to the Distribution Agreement, dated February 4, 1996, the Company distributed to its common shareholders (the "Distribution") 100% of the capital stock of Grace Holding, Inc., a Delaware corporation and formerly a wholly-owned subsidiary of the Company ("New Grace"), which holds all of the assets and liabilities formerly held by the Company, other than those of its wholly-owned subsidiary, National Medical Care, Inc. ("NMC"). Immediately following the Distribution, (i) the Company was recapitalized so that each holder of shares of the Company's Common Stock received one share of Class D Special Dividend Preferred Stock ("Class D Preferred Stock") for each share of the Company's Common Stock held of record as of the close of business on September 27, 1996 and (ii) the Company's name was changed to Fresenius National Medical Care Holdings, Inc. Thereafter, WRG Merger Sub, Inc., a New York corporation and a wholly-owned subsidiary of Fresenius Medical Care, merged with and into the Company with the Company as the surviving corporation.

As a result of the Merger, the Company became a subsidiary of Fresenius Medical Care. Following the Merger, Fresenius Medical Care contributed all of the outstanding common stock of Fresenius USA ("Fresenius USA Common Stock") to the Company. In June 1997, the Company's name was changed to Fresenius Medical Care Holdings, Inc.

     The Annual Report on Form 10-K of the Company for the year ended December 31, 1998, as amended on Form 10-K/A, including the Company's audited consolidated financial statements for the year ended December 31, 1998, is being mailed to the Company's shareholders with this Information Statement (the "Annual Report"). The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which a solicitation of proxies is to be made.

     At the date hereof, management of the Company has no knowledge of any business other than that described in the notice for the Annual Meeting which will be presented for consideration at such Annual Meeting.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     On June 12, 1997 Article Fifth of the Company's Certificate of Incorporation was amended to eliminate the classification of the Board of Directors into three classes with staggered three-year terms. The amendment to Article Fifth instituted annual elections for directors as and when the terms for which their respective classes have been elected expire. At the Annual Meeting, the terms of the Class I and all other directors will expire, the shareholders will vote on one-year terms for all directors, and directors will no longer be referred to by class. The name and biography of each nominee are set forth below under "Nominee."

     Under the laws of the State of New York (in which the Company is incorporated), the election of directors requires the affirmative vote of a plurality of the shares represented at the Annual Meeting. The holders of all classes of the Company's Preferred Stock and the Common Stock will vote as a single class on Proposal 1. Fresenius Medical Care intends to vote in favor of this proposal. Accordingly, Proposal 1 will be approved even if all other shares currently outstanding that are not held by Fresenius Medical Care vote against the proposal. Abstentions will have no effect as to the outcome of Proposal 1.

NOMINEES

     At the Annual Meeting it is intended that three directors be elected to hold office until the 2000 annual meeting and until their successors shall have been duly elected and qualified. The nominees listed below have been designated as such by the Board of Directors, and it is anticipated that the nominees will be candidates when the election is held. However, if for any reason a nominee is not a candidate at that time, a substitute nominee will be designated by the Company. The nominees are currently directors of the Company.

             NAME                AGE                 POSITION WITH THE COMPANY
             ----                ---                 -------------------------
Ben J. Lipps...................  59    Chairman of the Board, President and Chief Executive
                                       Officer
Jerry A. Schneider.............  51    Director, Vice President, Chief Financial Officer and
                                       Treasurer
Roger G. Stoll.................  57    Director and Executive Vice President of Renal
                                       Products and Laboratory Services

     Ben J. Lipps has been President, Chief Executive Officer and a Director of the Company since 1996. Mr. Lipps has been Chairman of the Board since May 1, 1999. Mr. Lipps has served as a member of the Management Board of Fresenius Medical Care since 1996 and was appointed Chairman of the Management Board effective May 1, 1999. Prior to the Merger he served as President, Chief Executive Officer, Chief Operating Officer and a director of Fresenius USA since October 1989, and in various capacities with Fresenius USA's predecessor since 1985. Mr. Lipps joined Dow Chemical Company in 1966 and led the research team that developed the first hollow fiber dialyzer between 1967 and 1969. Prior to joining Fresenius

USA's predecessor, Mr. Lipps was a Vice President of Research and Development for Cordis Dow Corporation.

     Mr. Schneider has been a Vice President, the Chief Financial Officer and Treasurer of the Company since August 18, 1997 and was appointed a Director of the Company in August 1999. From January 1995 to July 1997 Mr. Schneider was the Chief Financial Officer of Grancare, Inc., a provider of long term nursing, rehabilitation and pharmacy services. Prior to his position with Grancare, Inc., Mr. Schneider was the President of J. & K. Alan Company, Ltd., a London-based provider of investment and management services, from 1991 to 1994. Mr. Schneider received his undergraduate degree from the University of California at Berkeley and his JD degree from Loyola University of Los Angeles.

     Roger G. Stoll has been Executive Vice President of Renal Products and Laboratory Services for the Company since October 5, 1998 and was appointed a Director of the Company in August 1999. Prior to joining the Company, Mr. Stoll was President and CEO of Ohmeda, Inc., a wholly owned subsidiary of The BOC Group, plc, from November 199l to April, l998. He also served as a Director of The BOC Group, plc. from April, 1994 to April, 1998. Mr. Stoll was Executive Vice President of Miles Inc., a subsidiary of Bayer AG, from April 1986 to November 1991 holding various executive responsibilities including President of the worldwide Diagnostic Business Group of Bayer, AG. From 1975 through 1986, Mr. Stoll served in various management capacities with Baxter Travenol (formerly American Hospital Supply Corporation) and served as President of Baxter's American Critical Care Division from June 1982 to February 1986. Mr. Stoll is also a director of St. Jude Medical, Inc., a developer, manufacturer and distributor of medical devices for the global cardiovascular market, and Questcor Pharmaceuticals, Inc., a drug company concentrating on the identification of novel lead compounds and the development of drugs for the treatment of gastrointestinal and neurological disorders. Mr. Stoll received his undergraduate degree from Ferris State University and his Ph.D. in Biopharmaceutics from the University of Connecticut. He was a Post-Graduate Research Fellow in Pharmacokinetics-Drug Metabolism at the University of Michigan, Ann Arbor.

THE BOARD OF DIRECTORS

     The Company's Board of Directors is responsible for the affairs of the Company.

     During 1998, the Board held one meeting and acted by unanimous written consent of its members on eleven occasions. Mr. Lipps was elected to the Board in connection with the closing of the Merger and was re-elected to the Board at the 1998 Annual Meeting of Shareholders. Messrs. Schneider and Stoll were appointed to the Board in August 1999. The Company has no standing Compensation Committee, Audit Committee or Nominating Committee.

EXECUTIVE OFFICERS

     The current executive officers of the Company are as follows:

             NAME                AGE                 POSITION WITH THE COMPANY
             ----                ---                 -------------------------
Ben J. Lipps...................  59    Chairman of the Board, President and Chief Executive
                                       Officer
Ronald J. Kuerbitz.............  40    Senior Vice President, Secretary and General Counsel
Jerry A. Schneider.............  51    Vice President, Chief Financial Officer and Treasurer
J. Michael Lazarus, M.D........  62    Senior Vice President of Clinical Quality and Medical
                                       Director
Jose A. Diaz-Buxo, M.D.........  53    Senior Vice President, Home Dialysis Therapies
                                       Development
Roger G. Stoll.................  57    Executive Vice President of Renal Products and
                                       Laboratory Services

     Each corporate officer was elected to hold office until he resigns or is removed by the Board of Directors.

     For a biography of Messrs. Lipps, Schneider and Stoll, see "Nominees" above.

     Jose A. Diaz-Buxo, M.D. has been Senior Vice President of Home Dialysis Therapies Development for the Company since November 1999. Prior to that time, he had served as President of Peritoneal Dialysis Services since September 1998 and served as Director of Peritoneal Dialysis Services since January 1997 and maintained a private practice in nephrology from 1975 to 1996. Dr. Diaz-Buxo is board certified in internal medicine and nephrology. He is an Emeritus Staff Physician at Carolinas Medical Center in Charlotte, North Carolina and Clinical Professor in the Department of Medicine at the University of North Carolina. Dr. Diaz-Buxo received his undergraduate degree from the University of Puerto Rico in 1967 and his medical degrees from the University of Puerto Rico and the University of Minnesota in 1970 and 1975, respectively. He completed his residency and subsequent nephrology fellowship at the Mayo Graduate School of Medicine. Dr. Diaz-Buxo has published more than 180 papers on dialysis and renal failure and is a frequent lecturer nationally and internationally. Dr. Diaz-Buxo recently received the American Kidney Fund 1999 Torchbearer Award.

     Ronald J. Kuerbitz has been Senior Vice President, Secretary and General Counsel since October 1999. Mr. Kuerbitz had previously served as Vice President for Corporate Development for the Company since April 1997. Prior to joining the Company, Mr. Kuerbitz was Vice President for Planning and Development for Neomedica, Inc., a regional privately-held dialysis services provider. Prior to joining Neomedica, Mr. Kuerbitz was employed by Caremark International, Inc. from November 1992 to March 1996 initially as corporate counsel and later as vice president of its nephrology services division. Prior to that time Mr. Kuerbitz worked as corporate counsel for Baxter International Inc. from March 1992 to November 1992. Mr. Kuerbitz worked for Latham and Watkins, a Chicago-based national law firm, from September 1986 to March 1992 where he focused his practice in corporate and securities law. Mr. Kuerbitz received his undergraduate degree from Albion College and his JD degree from the Yale Law School.

     J. Michael Lazarus, M.D. has been the Senior Vice President of Clinical Quality and Medical Director of the Company since 1996. Prior to joining the Company Dr. Lazarus maintained a private practice in internal medicine and nephrology from 1963 to 1996 and was a senior physician at Brigham and Women's Hospital in Boston Massachusetts from 1992 to 1996. Dr. Lazarus is board certified in internal medicine and nephrology and is currently an Associate Professor of Medicine at Harvard Medical School. Dr. Lazarus is also a director of Novavax, Inc., a bio-pharmaceutical company focused on the research and development of proprietary topical and oral drug delivery and encapsulation technologies and the applications of those technologies. Dr. Lazarus received his undergraduate degree from the University of North Carolina at Chapel Hill and is a 1963 graduate of Tulane University School of Medicine.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     The Company is sometimes referred to as "Grace" below when discussing compensation plans and policies in existence prior to the Merger, in order to distinguish such plans and policies from those currently in effect. The following table summarizes the total compensation paid or to be paid by the Company and its subsidiaries for services rendered during 1996, 1997 and 1998 to Ben J. Lipps, Chief Executive Officer of the Company, and to William F. Grieco,
J. Michael Lazarus, M.D., Jose A. Diaz-Buxo, M.D. and Jerry A. Schneider, the four most highly compensated executive officers of the Company or its subsidiaries other than the Chief Executive Officer and Roger G. Stoll whose employment with the Company commenced October 5, 1998 (collectively, the "Specified Executives"):

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG-TERM
                                                                                             COMPENSATION
                                                                                         ---------------------
                                                       ANNUAL COMPENSATION                 AWARDS      PAYOUTS
                                           -------------------------------------------   ----------    -------
                                                                             OTHER       SECURITIES     LTIP      ALL OTHER
                                                                          COMPENSATION   UNDERLYING    PAYOUTS   COMPENSATION
       NAME AND PRINCIPAL POSITION         YEAR   SALARY($)   BONUS($)        ($)        OPTIONS(#)      ($)         ($)
       ---------------------------         ----   ---------   --------    ------------   ----------    -------   ------------
Ben J. Lipps(1)..........................  1998    602,933    240,000(13)                 116,600(11)               31,153(10)
President, Chief Executive                 1997    600,000                                                          33,996(10)
  Officer and Director                     1996    225,000    200,000                                               34,373(10)
William F. Grieco (14)...................  1998    401,442    146,250(13)                  41,667(4)                 4,540(2)
  Senior Vice President,                   1997    278,942    125,000(3)                    1,800(8)                 5,056(2)
  Secretary, General Counsel               1996    225,000    260,000(6)                                             1,748(2)
  and Director
J. Michael Lazarus, M.D..................  1998    467,308    225,000(13)                  33,334(4)                 4,540(2)
  Senior Vice President of Clinical        1997    430,769                                  2,500(8)                 5,056(2)
  Quality and Medical Director             1996    205,384    235,000(6)                                               792(2)
Jerry A. Schneider.......................  1998    345,622    232,500(13)   189,025(9)                               2,923(2)
  Vice President, Chief Financial          1997    112,500    175,000(7)     33,303(9)    126,801(5)                   352(2)
  Officer and Treasurer
Jose A. Diaz-Buxo, M.D...................  1998    450,000                                 10,000(4)                 5,081(2)
  Senior Vice President, Home Dialysis     1997    454,279                                  1,917(8)                 1,081(2)
  Therapies Development
Roger G. Stoll(12).......................  1998    137,200     54,100(13)                  90,000(4)                   540(2)
  Executive Vice President of
  Renal Products and Laboratory Services

---------------
 (1) During 1996, 1997 and 1998, Seratronics, Inc. ("Seratronics") paid $65,825, $65,825, and $68,602, respectively, of Mr. Lipps' salary. In each year listed above, Seratronics was reimbursed by Fresenius USA for such salary payments.

 (2) Represents the value of the group term life insurance premiums paid by the Company and the Company's contributions to the respective officer's 401(k) plan. Mr. Schneider and Dr. Diaz-Buxo were not eligible to participate in the Company's 401(k) plan in 1997. Dr. Lazarus was not eligible to participate in the Company's 401(k) plan in 1996. Mr. Stoll was not eligible to participate in the Company's 401(k) plan in 1998.

 (3) Represents an incentive bonus payment related to 1997 but paid in 1998.

 (4) Represents the number of options to purchase Fresenius Medical Care Preference Shares which were granted under the Fresenius Medical Care 1998 Stock Incentive Plan, as amended (the "1998 FMC Stock Plan").

 (5) Represents 125,001 options with respect to American Depository Shares ("ADSs") representing Fresenius Medical Care Preference Shares, which were granted to Mr. Schneider under the Fresenius Medical Care 1996 Stock Incentive Plan (the "1996 FMC Stock Plan") and options with respect to 1,800 Fresenius Medical Care Preference Shares, which were granted to Mr. Schneider as 1997 bonus compensation under the 1998 FMC Stock Plan.

 (6) Constitute payments made in accordance with the Retention Bonus Program adopted by the Grace Board of Directors on February 4, 1996. See "-- Retention Bonus Program."

 (7) $75,000 of this amount represents a signing bonus paid upon Mr. Schneider's commencement of employment in August 1997 and a $100,000 guaranteed incentive bonus payment related to 1997 but paid in 1998 See "Executive Compensation -- Employment Agreements" for additional information concerning 1997 bonus awards to Mr. Schneider.

 (8) Represents the number of options to purchase Fresenius Medical Care Preference Shares under the 1998 FMC Stock Plan which were granted in 1998 as an incentive bonus related to 1997.

 (9) Represents (a) $33,284 with respect to 1997 and $187,829 with respect to 1998, which amounts are attributable to the value of relocation expenses paid by the Company in connection with Mr. Schneider's relocation to Massachusetts; (b) interest in excess of 120% of the applicable federal long-term rate on compensation payable during 1997 and 1998, respectively, but deferred at Mr. Schneider's election pursuant to the Company's deferred compensation plan; and (c) a car allowance paid in 1998 only.

(10) These amounts include the value of (a) the Company's contribution to Mr. Lipps' 401(k) plan, (b) the Company's payment of group term life insurance premiums and (c) the Company's payment of premiums attributable to a supplemental life insurance policy and a supplemental disability insurance policy in the amount of $30,128 in 1996 and 1997, respectively, and $27,395 in 1998.

(11) Represents 16,600 options (the "FMC AG Options") to purchase Fresenius Medical Care Preference Shares under the Fresenius Medical Care stock incentive plan (non-U.S.) (the "FMC AG Stock Plan") and 100,000 options to purchase Fresenius Medical Care Preference Shares under the 1998 FMC Stock Plan (referred to in this footnote as the "North American Stock Plan Options"). The FMC AG Options vest over a four-year period; provided, however, that if certain financial targets are not achieved by Fresenius Medical Care during the initial two years of such vesting period, the options become invalid. For a further description of the FMC AG Stock Plan see "Notes to Consolidated Financial Statements, Note 18 -- Stock Options" contained in Fresenius Medical Care's Form 20-F for the period ended December 31, 1998 which has been filed with the Securities Exchange Commission. The North America Stock Plan Options were approved by the Supervisory Board of Fresenius Medical Care in March 1999 and relate to Mr. Lipps performance in 1997 and 1998.

(12) Represents salary earned by Mr. Stoll from October 5, 1998 through December 31, 1998. See "Employment Agreements" for a complete description of Mr. Stoll's annual compensation.

(13) Represents incentive bonus payments paid under the FMC Bonus Plan which relate to the achievement of 1998 Company and individual performance targets, but which were paid in 1999.

(14) William F. Grieco ceased serving as an officer and director of the Company effective July 2, 1999. See "Resignations of Executive Officers" below.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

     The Company does not currently have a stock option plan. However, executive officers and certain employees of the Company and its subsidiaries are eligible to participate in the 1996 FMC Stock Plan and the 1998 FMC Stock Plan. Options were granted in December 1997 under the 1996 FMC Stock Plan to certain executive officers and employees of the Company, including Mr. Schneider. Options were granted to Mr. Lipps in August 1998 under the FMC AG Stock Plan. Options were granted in June 1999 to Mr. Lipps and in April 1998 under the 1998 FMC Stock Plan to Messrs. Grieco, Schneider, Stoll and Drs. Diaz-Buxo and Lazarus. See "Certain Relationships and Related Transactions --Relationships and Transactions with Executive Officers -- Loans to Officers under the Stock Incentive Plans."

     The following table sets forth information concerning stock options to purchase Fresenius Medical Care's Preference Shares granted in 1998 and 1999, including the potential realizable value of each grant assuming that the market value of the Fresenius Medical Care's Preference Shares appreciates from the date of grant to the expiration of the option at annualized rates of (a) 5% and
(b) 10%, in each case compounded annually over the term of the option. These assumed rates of appreciation have been specified by the SEC for illustrative purposes only and are not intended to predict future prices of the Company's Fresenius Medical Care's Preference Shares, which will depend upon various factors, including market conditions and the

Company's future performance and prospects. The options shown below became exercisable in three approximately equal annual installments beginning one year after the date of grant.

                                                 1998 GRANTS
                            ------------------------------------------------------
                                         % OF TOTAL                                  POTENTIAL REALIZABLE
                                          OPTIONS                                   VALUE AT ASSUMED ANNUAL
                              NUMBER      GRANTED                                    RATES OF STOCK PRICE
                            OF SHARES        TO                                     APPRECIATION FOR OPTION
                            UNDERLYING   EMPLOYEES      EXERCISE                             TERM
                             OPTIONS         IN          PRICE        EXPIRATION    -----------------------
NAME                        GRANTED(1)    1998(2)     ($/SHARE)(3)       DATE           5%          10%
----                        ----------   ----------   ------------   -------------  ----------   ----------
Ben J. Lipps..............    16,600         6.4%        $48.95       August 2008   $  511,042   $1,295,080
Ben J. Lipps..............   100,000        17.4%        $31.57       June, 2009    $1,985,232   $5,030,967
William F. Grieco.........    43,467         3.9%        $59.87       April, 2008   $1,636,725   $4,147,784
J. Michael Lazarus,
  M.D.....................    35,834         3.3%        $59.87       April 2008    $1,349,309   $3,419,414
Jose A. Diaz-Buxo, M.D....    11,917         1.1%        $59.87       April 2008    $  448,728   $1,137,165
Jerry A. Schneider........     1,800         0.2%        $59.87       April 2008    $   67,778   $  171,763
Roger G. Stoll............    90,000         8.3%        $49.40      December 2008  $2,795,783   $7,085,062

---------------
(1) 16,600 options granted in 1998 to Mr. Lipps under the FMC AG Stock Plan vest over a four-year period provided, however, that if certain financial targets are not achieved by Fresenius Medical Care during the first two years of the vesting period, the options become invalid. 100,000 options granted to Mr. Lipps under the 1998 FMC Stock Plan vest over a three-year period and relate to his performance in 1997 and 1998. Options granted in 1998 Messrs. Grieco and Schneider and Drs. Diaz-Buxo and Lazarus under the 1998 FMC Stock Plan vest over a three-year period. 15,000 of the options granted to Mr. Stoll under the 1998 FMC Stock Plan vested on December 7, 1998 (the grant date) the balance vest over a five-year period.

(2) Amount represents, with respect to Mr. Lipps' FMC AG Stock Plan options, the percentage of total options granted in 1998 under the FMC AG Stock Plan and with respect to his options granted under the 1998 FMC Stock Plan, the percentage of total options granted in 1999. Amount represents, with respect to Messrs. Grieco and Schneider and Drs. Diaz-Buxo and Lazarus, the percentage of total options granted in 1998 under the 1998 FMC Stock Plan.

(3) Options granted to Mr. Lipps were granted with an exercise price of 87.35 deutsche marks ("DM") per share, with respect to his FMC AG Stock Plan options, and with an exercise price of 32.9 Euros per share with respect to his options under the 1998 FMC Stock Plan. Under the 1998 FMC Stock Plan, options granted to Messrs. Grieco and Schneider and Drs. Diaz-Buxo and Lazarus were granted with an exercise price of 110 DM per share and options granted to Mr. Stoll were granted with an exercise price of 83 DM per share. For the purposes of this table these exercise prices have been converted to their per share U.S. dollar equivalent based on: in the case of Mr. Lipps, the August 3, 1998 (i.e. the grant date) conversion rate of 1.7844 DM per U.S. dollar with respect to his FMC AG Stock Plan options and the June 14, 1999 (i.e. the grant date) conversion rate of 1.0422 Euros per U.S. Dollar with respect to his options under the 1998 FMC Stock Plan; in the case of Messrs. Grieco and Schneider and Drs. Diaz-Buxo and Lazarus, the April 7, 1998 (i.e., the grant date) conversion rate of 1.8372 DM per U.S dollar; and in the case of Mr. Stoll, the December 7, 1998 (i.e., the grant date) conversion rate of 1.6803 DM per U.S. dollar (source for conversion rates:
    Bloomberg News Service).

PENSION ARRANGEMENTS

     Most of the Company's employees who work 900 hours or more per year are covered by the Fresenius Medical Care North America Retirement Plan (the "FMC Retirement Plan"), effective as of the first day of January or July after completing one year of service with the Company. Under this basic retirement plan, pension benefits are based upon (1) the number of years of the covered employee's credited service (subject to a maximum of 30), (2) the covered employee's final average earnings for the 60 consecutive months in which his or her compensation on any July 1 was highest during the last 120 months of continuous participation, and (3) the social security covered compensation (the average social security tax base for the 35 years prior to the covered employee's 65th birthday).

     The annual retirement benefit under the FMC Retirement Plan consists of the sum of (1) 0.85% of the covered employee's final average earnings multiplied by his or her years of benefit service, and (2) 0.65% of the covered employee's final average earnings greater than his or her social security covered compensation base multiplied by his or her years of benefit service.

     The following table shows the annual pensions payable under the FMC Retirement Plan for different levels of compensation and years of credited service. The amounts shown have been computed on the assumption that the covered employee retired at age 65 on December 31, 1998, with benefits payable on a straight life annuity basis.

                                                     YEARS OF CREDITED SERVICE
                                      --------------------------------------------------------
                                         10          15          20          25          30
                                       YEARS       YEARS       YEARS       YEARS       YEARS
                                      --------    --------    --------    --------    --------
$ 100,000...........................  $ 12,851    $ 19,277    $ 25,702    $ 32,128    $ 38,553
   200,000..........................    27,851      41,777      55,702      69,628      83,553
   300,000..........................    42,851      64,277      85,702     107,128     128,553
   400,000..........................    57,851      86,777     115,702     144,628     173,553
   500,000..........................    72,851     109,277     145,702     182,128     218,553
   600,000..........................    87,851     131,777     175,702     219,628     263,553
   700,000..........................   102,851     154,277     205,702     257,128     308,553
   800,000..........................   117,851     176,777     235,702     294,628     353,553
   900,000..........................   132,851     199,277     265,702     332,128     398,553
 1,000,000..........................   147,851     221,777     295,702     369,628     443,553
 1,100,000..........................   162,851     244,277     325,702     407,128     488,553
 1,200,000..........................   177,851     266,777     355,702     444,628     533,553
 1,300,000..........................   192,851     289,277     385,702     482,128     578,553
 1,400,000..........................   207,851     311,777     415,702     519,628     623,553
 1,500,000..........................   222,851     334,277     445,702     557,128     668,553

     Messrs. Grieco, Schneider and Stoll and Drs. Diaz-Buxo and Lazarus had 3.1, 1.4, 0.0, 2.0 and 2.8 years of credited service, respectively, under the FMC Retirement Plan at year-end 1998. The average compensation of the highest consecutive five years of the last ten years of credited service cannot be computed for Messrs. Grieco, Schneider and Stoll and Drs. Diaz-Buxo and Lazarus since they have less than five years of credited service. Mr. Lipps was not covered by the FMC Retirement Plan on December 31, 1998. Mr. Lipps commenced participation in the FMC Retirement Plan in July 1999 and, as of the date of this Information Statement, had 0.3 years of credited service under the FMC Retirement Plan.

DIRECTORS' COMPENSATION AND CONSULTING ARRANGEMENTS

     The directors of the Company are not compensated for their services as such. For information with respect to compensation paid by the Company and its subsidiaries to Messrs. Lipps, Schneider and Stoll, see the Summary Compensation Table above.

EMPLOYMENT AGREEMENTS

     Mr. Lipps has served as Chairman of the Management Board of Fresenius Medical Care (the "Management Board") since May 1, 1999 and had served as Vice Chairman of the Management Board since January 1999 and has been a member of the Management Board since 1996. As Chairman of the Management Board, Mr. Lipps is responsible for managing the worldwide business of Fresenius Medical Care and its affiliated companies. In addition, Mr. Lipps also serves as Chairman of the Board, President and Chief Executive Officer of the Company. Pursuant to an Employment Contract between Mr. Lipps and Fresenius

Medical Care which became effective January 1, 1999 (the "Employment Contract"), Mr. Lipps receives a material portion of his total compensation from Fresenius Medical Care in respect of his services as an officer of Fresenius Medical Care. In his capacity with the Company, Mr. Lipps receives, pursuant to the Employment Contract, an annual base salary, payable by or on behalf of the Company, of $600,000 and is eligible to participate in Fresenius Medical Care's management bonus plan (the "FMC Bonus Plan") based on the attainment of certain sales and profit targets set annually by Fresenius Medical Care and reviewed by the Company's Board of Directors. Under the FMC Bonus Plan, Mr. Lipps can earn a bonus equal to forty percent of his base salary with a maximum bonus of one hundred percent of his salary. Mr. Lipps is also eligible to receive stock options under the incentive stock option plans of Fresenius Medical Care, including the 1998 FMC Stock Plan and the FMC AG Stock Plan which are described above.

     Pursuant to the terms of an employment agreement, between Mr. Schneider and the Company, which became effective August 18, 1997 and was amended effective September 18, 1997, Mr. Schneider receives an annual base salary of $325,000 and is eligible to participate in the FMC Bonus Plan. Upon commencement of his employment Mr. Schneider received a signing bonus of $75,000. Under the FMC Bonus Plan, Mr. Schneider can earn, subject to the Company's attainment of specified financial objectives, a bonus of forty percent of his annual base salary with a maximum bonus of one hundred percent of his annual base salary. For 1997 Mr. Schneider was entitled to a make a one-time election with regard to the payment of his incentive compensation by electing: (a) to receive either a guaranteed payment of $100,000 when executive bonus payments were made in 1998 (the "Guaranteed Payment"); or (b) to fully participate in the FMC Bonus Plan, without proration for 1997, and to receive such payment in 1998 based on actual funding of the FMC Bonus Plan; or (c) to have NMC purchase his former residence for its appraised value not to exceed $75,000 over its adjusted cost basis. Mr. Schneider elected to receive the Guaranteed Payment. In addition, Mr. Schneider is entitled to reimbursement for: (a) the difference between the sales price of his former personal residence and its adjusted cost basis in such property and
(b) certain costs incurred in connection with his relocation to Massachusetts. Mr. Schneider was granted options under the 1996 FMC Stock Plan to purchase 125,001 ADS's representing Fresenius Medical Care Preference Shares at $18.53 per ADS, vesting over three years. The term of Mr. Schneider's employment agreement is two years commencing August 18, 1997 and may be terminated by the Company for cause and under certain other circumstances. In the event Mr. Schneider's employment agreement is terminated for any reason other than cause, or if Mr. Schneider terminates his employment agreement because of a breach of its terms by the Company, Mr. Schneider is entitled to his base salary and a continuation of his benefits for a period of two years from the date of such termination. The foregoing description of Mr. Schneider's employment agreement does not purport to be complete and is qualified in its entirety by reference to such agreement as amended, a copy of which was filed with the SEC as an exhibit to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1998. See "Certain Relationships and Related Transactions -- Loans to Officers".

     Pursuant to the terms of an agreement, between the Company and Mr. Stoll, dated as of October 23, 1998, Mr. Stoll receives an annual base salary of $541,000 and is eligible to participate in the FMC Bonus Plan. Under the FMC Bonus Plan, Mr. Stoll can earn, subject to the Company's attainment of specified financial objectives, a bonus of forty percent of his annual base salary with a maximum bonus of one hundred percent of his annual base salary. In addition, Mr. Stoll is entitled to reimbursement for: (a) certain costs incurred in connection with his relocation to Massachusetts, and (b) expenses associated with individual income tax preparation up to a total of $2,000 each year. Mr. Stoll was granted options under the 1998 FMC Stock Plan to purchase 90,000 Fresenius Medical Care Preference Shares at $49.40 per share. 15,000 of the options granted to Mr. Stoll under the 1998 FMC Stock Plan vested on the grant date; the balance vest over a five-year period. In the event Mr. Stoll's employment agreement is terminated for any reason other than cause, or if Mr. Stoll terminates his employment agreement because of a breach of its terms by the Company, Mr. Stoll is entitled to his base salary and a continuation of his benefits for a period of two years from the date of such termination. In the event Mr. Stoll's employment agreement is terminated as a result of his disability, Mr. Stoll is entitled to his base salary and a continuation of his benefits for a period of up to one and one-half years beginning on the 181st day of disability. The foregoing description of Mr. Stoll's employment agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, a copy of which was filed with the SEC as an exhibit to the Company's Annual Report on Form 10-K for the period ended December 31, 1998. See "Certain Relationships and Related Transactions -- Loans to Officers."

     Pursuant to an employment agreement between dated November 11, 1998 by and between Mr. Grieco and National Medical Care, Inc., Mr. Grieco received an annual base salary of $450,000 and was eligible to participate in the FMC Bonus Plan. Under the FMC Bonus Plan, Mr. Grieco was eligible to earn, subject to the Company's attainment of specified financial objectives, a bonus of forty percent of his annual base salary with a maximum bonus of eighty percent of his annual base salary. Additionally, Mr. Grieco was eligible for a special bonus based upon his performance throughout the course of the current investigation being conducted by the Office of the United States Attorney for the District of Massachusetts and other U.S. government agencies. Mr. Grieco was also entitled to participate in the Fresenius Medical Care AG Stock Incentive Plan. In the event Mr. Grieco's employment agreement was terminated for any reason other than cause, or if Mr. Grieco terminated his employment agreement because of a breach of its terms by the Company, Mr. Grieco was entitled to his base salary and a continuation of his benefits for a period of two years from the date of such termination. In the event Mr. Grieco's employment agreement was terminated as a result of his disability, Mr. Grieco was entitled to his annual base salary and a continuation of his benefits for a period of up to one and one-half years beginning on the 181st day of disability. The foregoing description of Mr. Grieco's employment agreement does not purport to be complete and is qualified in its entirety by referenced to such agreement, a copy of which was filed with the SEC as an exhibit to the Company's Annual Report on Form 10-K for the period ended December 31,1998. Mr. Grieco resigned as an officer and director of the Company effective July 2, 1999. See "Resignations of Executive Officers".

RETENTION BONUS PROGRAM

     On February 4, 1996, the Grace Board of Directors adopted a Retention Bonus Program to encourage certain key employees to stay with the Company through the closing date of a possible spin-off, merger or sale. There were guaranteed award and contingent award components to the Retention Bonus Program. For executive officers, guaranteed awards were set at 75% to 150% of their respective annual base salaries and were subject to the executive officer remaining with the Company through the above-described closing date. Contingent awards were based on the achievement of certain cash flow targets and the allocation of the contingent award pool was based on the relative contribution of the various businesses and departments to the consolidated results. For 1996, the cash bonus awards paid to Mr. Grieco and Dr. Lazarus consisted solely of payments under the Retention Bonus Program. No further amounts are due or payable pursuant to the Retention Bonus Program.

RESIGNATIONS OF EXECUTIVE OFFICERS

     Mr. Swett resigned as a Vice President and Director of the Company effective July 31, 1998. Mr. Swett's separation agreement dated as of July 21, 1998 provided that: (a) he would continue to receive his salary and certain benefits through July 31, 1999; (b) if, despite his good efforts, Mr. Swett was not secured full-time employment by July 31, 1999, he was eligible for his salary and a continuation of benefits for up to an additional fifty-two weeks;
(c) he was eligible to participate on a pro-rata basis in the 1998 Management Bonus Plan; and (d) his stock options under the 1998 FMC Stock Plan vested as of July 31, 1998 and expired on July 31, 1999 if not exercised. The foregoing description of Mr. Swett's separation agreement does not purport to be complete and is qualified in its entirety by referenced to such agreement, a copy of which was filed with the SEC as an exhibit to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1998.

     Mr. Grieco resigned as a Senior Vice President, General Counsel and Secretary of the Company effective July 2, 1999. Mr. Grieco's Separation Agreement dated as June 30, 1999 (the "Separation Agreement") provides that he will continue to receive his base salary and certain benefits for two years through June 30, 2001 (the "Salary Continuation"); provided, however, that Mr. Grieco may elect to receive the Salary Continuation in a lump sum in which case the Company shall not be required to pay for his benefits. Mr. Grieco has elected to receive this lump sum payment effective December 1, 1999. Mr. Grieco is eligible to participate in the 1999 Management Bonus Plan on a pro-rata basis for six month's service in 1999. Pursuant to the terms of the Employment Agreement dated November 11, 1998 by and between Mr. Grieco and

National Medical Care, Inc., Mr. Grieco was eligible for a "Special Bonus." Pursuant to the terms of the Separation Agreement, Mr. Grieco and the Company have agreed to determine whether such bonus is payable upon the successful resolution of the Investigation. Mr. Grieco's stock options under the 1998 FMC Stock Plan vested on July 1, 1999 and he was granted up to three years from that date to exercise such options; provided, however, that Ben Lipps, or his successor as President and Chief Executive Officer of the Company, agreed to use his best efforts to recommend to the Management Board of Fresenius Medical Care that Mr. Grieco be granted up to ten years from the date of the grant of his options to exercise them. As further consideration for the terms and conditions set forth in the Separation Agreement, including a general release of any and all claims against the Company existing as of the Separation Date, the Separation Agreement also provides that Mr. Grieco be paid $100,000 in two equal installments. The first installment of $50,000 was payable on or before the tenth day following the execution of the Separation Agreement. The second installment of $50,000 is payable on or before January 1, 2000. Additionally, pursuant to the terms of the Separation Agreement, the Company and Mr. Grieco agreed to enter into an agreement pursuant to which Mr. Grieco will provide consulting services to the Company for up to three years and be paid an amount equal to $150,000 per year subject to increases as described in the Separation Agreement. Mr. Grieco and the Company entered into such consulting agreement as of August 1, 1999. The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, a copy of which was filed with the SEC as an exhibit to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1999. Except as noted in this paragraph, capitalized terms used but not defined in this paragraph shall have the meaning given to them in the Separation Agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company has no standing Compensation Committee. During the fiscal year ended December 31, 1998, deliberations concerning executive officer non-stock option compensation were carried out by the Company's full Board of Directors in consultation with the Management Board of Fresenius Medical Care. Options to purchase Fresenius Medical Care Preference Shares were granted to executive officers of the Company by the Management Board of Fresenius Medical Care on the recommendation of the Company's full Board of Directors. All members of the Company's Board of Directors were employees of the Company during the fiscal year ended December 31, 1998. Mr. Lipps is also Chairman of the Management Board of Fresenius Medical Care. Until his resignation effective May 12, 1999, Udo Werle served as a director of the Company and also served as Chairman of the Management Board of Fresenius Medical Care and as a member of the Management Board of Fresenius AG. Until his resignation effective May 1, 1999, Hans-Ulrich Sutter served as a director of the Company and also served as a member of the Management Board of Fresenius Medical Care. For information regarding certain transactions between the Company or its subsidiaries on the one hand and Fresenius Medical Care or Fresenius AG on the other, see "Certain Relationships and Related Transactions".

                        REPORT OF THE BOARD OF DIRECTORS
                        REGARDING EXECUTIVE COMPENSATION

OVERALL PHILOSOPHY

     The Company's overall executive compensation philosophy is based on the premise that compensation should be aligned with and support the Company's business strategy and long-term goals, and that it should give employees incentives to enhance stockholder value. The key elements of executive compensation are base salary, annual cash incentive (bonus) awards and/or annual incentive bonus stock options for non-voting preference shares of Fresenius Medical Care, the Company's parent corporation. Base salary is intended primarily to reward past performance; annual cash bonus and stock option incentives are intended primarily to reward achievement of specific performance goals during the year; and stock options are designed primarily to foster an identity of interest between the employee, the Company and Fresenius Medical Care.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mr. Lipps' compensation currently consists of a base salary, cash incentive (bonus) awards and option grants under the 1998 FMC Stock Plan and the FMC AG Stock Plan. Mr. Lipps' base salary was set under the terms of his employment contract with Fresenius Medical Care, the parent corporation of the Company, as discussed above. Mr. Lipps' annual base compensation for his services as an officer of the Company is $600,000, reflecting his responsibilities for Fresenius Medical Care and its other subsidiaries, was based on competitive pay practices, his individual experience and breadth of knowledge and other subjective factors. Future increases to his base salary are expected to be determined primarily on the basis of his individual performance and contribution and involve the application of both quantifiable and subjective criteria. In 1998, the Management Board of Fresenius Medical Care granted 16,600 options to purchase Fresenius Medical Care Preference Shares to Mr. Lipps under the FMC AG Stock Plan and, in 1999, the Supervisory Board of Fresenius Medical Care granted 100,000 options to purchase Fresenius Medical Care Preference Shares to Mr. Lipps under the 1998 FMC Stock Plan. See "Executive Compensation -- Stock Option Grants in the Last Fiscal Year." Mr Lipps abstained from all Board and Management Board actions relating to his compensation.

COMPENSATION OF OTHER EXECUTIVE OFFICERS

     Mr. Lipps makes recommendations to the Board of Directors concerning the base salaries, annual cash and/or stock option incentive awards and stock option awards for the executive officers of the Company other than himself. Annual cash and/or stock option incentive awards are granted based on the achievement of financial targets and individual performance. The number of stock options to be granted to any particular executive is determined by the Management Board of Fresenius Medical Care and is based primarily on that person's perceived ability to help the Company achieve its goals as well as that person's base salary and potential bonus.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Internal Revenue Code prohibits the Company from deducting annual compensation in excess of $1 million paid to executive officers named in the Summary Compensation Table of the Information Statement, unless such compensation is performance-based and satisfies certain other conditions. The Company intends to the extent practicable to qualify all payments of compensation under Section 162(m).

                                            Ben J. Lipps
                                            Jerry A. Schneider
                                            Roger G. Stoll

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of November 24, 1999 certain information with respect to each person who is known by the Company to own beneficially more than 5% of each class of the voting securities of the Company, each director of the Company, each nominee for director of the Company, certain executive officers and all directors and officers of the Company as a group.

                                                                 SHARES
                                                              BENEFICIALLY      PERCENTAGE
           NAME AND ADDRESS OF BENEFICIAL OWNERS                 OWNED           OF CLASS
           -------------------------------------              ------------      ----------
COMMON STOCK:
Fresenius Medical Care AG(1)
  Else-Kroner-Strasse 1
  61352 Bad Homburg v.d.H
  Germany...................................................   90,000,000         100.0%
  All directors and executive officers as a group...........            0             0
6% PREFERRED STOCK:
Grace Institute(2)
  c/o Marine Midland Bank
  P.O. Box 1329
  Buffalo, New York 14240...................................        2,949           8.1%
  W.R. Grace & Co. Retirement Plan for Salaried Employees(3)
     1750 Clint Moore Road Boca Raton, Florida 33487........        9,648(T)(S)    26.5%
  All directors and executive officers as a group...........            0             0
CLASS A PREFERRED STOCK:
Namanco & Co.
  P.O. Box 426
  Exchange Place Station
  69 Montgomery Street
  Jersey City, New Jersey 07303.............................        2,803          17.3%
  All directors and executive officers as a group...........            0             0
CLASS B PREFERRED STOCK:
Namanco & Co.
  P.O. Box 426
  Exchange Place Station
  69 Montgomery Street
  Jersey City, New Jersey 07303.............................        5,143          23.9%
  All directors and executive officers as a group...........            0             0
CLASS D SPECIAL DIVIDEND PREFERRED STOCK:
Ben J. Lipps................................................            1            (4)
  All directors and executive officers as a group...........            1            (4)

---------------
(1) Fresenius AG owns 50.3% of the outstanding Fresenius Medical Care Ordinary Shares and none of the Fresenius Medical Care Preference Shares. The share capital of Fresenius AG consists of Fresenius AG Ordinary Shares and non-voting preference shares, nominal value DM 5 per share ("Fresenius AG Preference Shares"), both of which are issued only in bearer form. Accordingly, Fresenius AG has no way of determining who its shareholders are or how many shares any particular shareholder owns. However, under the German Stock Corporation and Securities Law, holders of voting securities of a German company listed on a stock exchange within the European Union are obligated to notify the company of certain levels of holdings.

     Fresenius AG has been informed that the Else Kroner-Fresenius-Stiftung (the "Foundation") owns 68% of the Fresenius AG Ordinary Shares. The Foundation serves to promote medical science, primarily in the fields of research and treatment of illnesses, including the development of apparatuses and preparations. The Foundation may promote only those research projects the results of which will be generally accessible to the public. The Foundation further serves to promote the education of physicians or of others concerned with the treatment and care of sick persons, primarily those working in the field of dialysis, as well as to promote the education of particularly gifted pupils and students. Fresenius AG has been informed that Agrar-Inductrie Holdings GmbH ("AIH") owns 9% of the Fresenius AG Ordinary Shares. Pursuant to a pooling agreement relating to the shares held by AIH, the Foundation has voting power over the shares held by AIH. In addition Neunte Heralkes Beteiligungs-Gellschaft & Co.KG informed Fresenius AG that it owns 9.98% of the Fresenius AG Ordinary Shares.

(2) This entity is not affiliated with the Company.

(3) W.R. Grace & Co. -- Conn. assumed sponsorship of the W.R. Grace & Co. Retirement Plan for Salaried Employees in connection with the Merger.

(4) The Class D Preferred Stock owned by Mr. Lipps represents less than 1% of the total number of outstanding Class D Preferred Stock. Mr. Lipps also owns 10,100 ADSs representing Fresenius Medical Care Ordinary Shares and 5,000 ADSs representing Fresenius Medical Care Preference Shares.

(T) Shares owned by trust and other entities as to which the person has the power to direct voting and/or investment.

(S) Shares as to which the person shares voting and/or investment power with others.

OWNERSHIP AND TRANSACTIONS REPORTS

     Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company's directors, and executive officers, and beneficial owners of more than 10% of the outstanding shares of a class of the Company's equity securities registered under the Exchange Act are required to file reports with the SEC concerning their ownership of and transactions in the shares of such class; such persons are also required to furnish the Company with copies of such reports. Based solely upon the reports and related information furnished to the Company, the Company believes that all such filing requirements were complied with in a timely manner during and with respect to 1998.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     As described above, Fresenius Medical Care acquired all of the Common Stock of the Company in connection with the closing of the Merger on September 30, 1996. Accordingly, the Company has entered into certain relationships and related transactions with Fresenius Medical Care and Fresenius AG.

INVESTMENTS BY FRESENIUS MEDICAL CARE

     Fresenius Medical Care is the beneficial owner of all 90,000,000 outstanding shares of the Company's Common Stock. Fresenius Medical Care owns no shares of the Company's Preferred Stock.

     The practical effect of its ownership of all outstanding shares of the Company's Common Stock is to give Fresenius Medical Care an absolute majority of the voting power attributable to the Company's voting securities with respect to all matters in which the classes vote together. Accordingly, Fresenius Medical Care possesses the ability, through its voting power and its power to elect a majority of the Company's directors, to approve any actions requiring the vote of the Company's shareholders, other than matters which materially affect the rights of the holders of a particular class.

GUARANTEES OF THE COMPANY

     The Company has executed a Subsidiary Guarantee in connection with a Senior Subordinated Indenture dated as of November 27, 1996 (the "Indenture"), under which Fresenius Medical Care was the Issuer. The Indenture was executed in connection with the offering of 9% Trust Preferred Securities of Fresenius Medical Care Capital Trust, a statutory business trust formed under the laws of the State of Delaware. The proceeds of the offering of the 9% Trust Preferred Securities were used to purchase 9% Subordinated Notes of Fresenius Medical Care, and thereafter to repay indebtedness under a credit facility entered into by NMC and a syndicate of banks in connection with the Merger (the "Credit Agreement").

     The Company has also executed a Subsidiary Guarantee in connection Senior Subordinated Indentures dated as of February 13, 1998 (together, the "1998 Indentures") under which Fresenius Medical Care was the issuer. The 1998 Indentures were executed in connection with the offering of (a) 7 7/8% USD Trust Preferred

Securities of Fresenius Medical Care Capital Trust II and (b) 7 7/8% DM Trust Preferred Securities of Fresenius Medical Care Capital Trust III statutory business trusts formed under the laws of the State of Delaware. The proceeds of the offering of the 7 7/8% and 7 3/8% Trust Preferred Securities were used to purchase, respectively, 7 7/8% and 7 3/8% Subordinated Notes of Fresenius Medical Care and thereafter to repay certain outstanding indebtedness including an approximately $250 million permanent reduction of the credit facility under the Credit Agreement and for general corporate purposes.

MATERIAL CONTRACTS BETWEEN FRESENIUS AG AND FRESENIUS USA, FRESENIUS MEDICAL CARE AND FRESENIUS USA, FRESENIUS AG AND THE COMPANY AND FRESENIUS MEDICAL CARE AND THE COMPANY

     Prior to the Merger, Fresenius AG and Fresenius USA were parties to numerous contracts and transactions with each other, both in the ordinary course of business and otherwise. Fresenius Medical Care acquired all of Fresenius AG's rights under such contracts and transactions. The following summarizes such contracts and transactions during year ended December 31, 1998.

     Technology. Pursuant to a technology license and know-how agreement, dated April 22, 1994 (the "License Agreement"), Fresenius AG granted Fresenius USA an exclusive North American license for the technology, processes and know-how for the manufacture of polysulfone dialyzers, and Fresenius USA agreed to pay Fresenius AG royalties of 4.5% on Fresenius USA's net sales of dialyzers produced by it for a 10-year period beginning January 1, 1996. Fresenius USA also obtained the contractual right to Fresenius AG's know-how relating to certain peritoneal dialysis products incorporating the Safe-Lock(R) technology in the U.S., Canada and Mexico. The License Agreement was assumed by Fresenius Medical Care in connection with the Merger. Pursuant to a modification of the License Agreement, the rights and obligations of Fresenius USA and Fresenius Medical Care were assumed as of January 1, 1999 by, respectively, the Company and Fresenius Medical Care Deutschland GmbH ("FMC GmbH"), an affiliate of Fresenius Medical Care. Pursuant to this modification, the Company is required to pay FMC GmbH a fixed royalty payment of $750,000 per quarter.

     Products. During 1998, 1997 and 1996 Fresenius USA purchased $56.9, $53.2 million and $41.3 million, respectively of hemodialysis equipment and supplies from Fresenius Medical Care AG. Such products were initially purchased pursuant to a distribution agreement entered into in 1991 and under which Fresenius USA acted as sole North American distributor for Fresenius AG products for treatment of ESRD by hemodialysis. Prices charged under that agreement were negotiated each year by the parties based on Fresenius AG's estimated costs and desired profit margins, taking into account the competitive environment in the U.S. market, and did not exceed the average of the prices charged to Fresenius AG's other affiliated distributors. By its terms, this distribution agreement terminates on the earlier of December 31, 2011 or the date Fresenius AG loses the power to elect 51% of the Fresenius USA Board of Directors. Fresenius AG assigned this distribution agreement to Fresenius Medical Care in connection with the Merger. In 1994, Fresenius USA and Fresenius AG entered into a distribution agreement for certain of Fresenius AG's intensive care and diagnostic products, including the Fresenius AS 104 Cell Separator. This distribution agreement was terminated by the parties in December 1998 and Fresenius USA sold certain of its assets related to this critical care business to Fresenius Pharma (USA), Inc., an indirect subsidiary of Fresenius AG, for a purchase price of $4.32 million, which was the fair market value of the business as determined by the independent appraisal of Valuation Counselors based in Chicago, Illinois. Also during 1998, 1997 and 1996, Fresenius USA sold products to Fresenius AG and certain of its subsidiaries having aggregate sales prices of approximately $2.2, $2.9 million, and $1.3 million respectively.

     International Operations. Effective as of January 1, 1998, the Company transferred ownership of substantially all of its international business to Fresenius Medical Care for a purchase price of 30.2 million deutsche marks (approximately $16.8 million, based on the conversion rate in effect on January 1, 1998), which was the fair market value of that business as determined by the independent appraisal of the Valuation Services Practice of KPMG Peat Marwick, LLP, based in Boston, Massachusetts.

     Intercompany Loans. Pursuant to a Subordinated Loan Note dated as of May 18, 1999 (the "May 1999 Note") NMC, a subsidiary of the Company, and certain of NMC's subsidiaries, may borrow up to $400 million from Fresenius AG. The principal amount of each advance under the May 1999 Note is due, as agreed by the parties, on the date that is one, two or three months after the date of such advance. The principal

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amount of each advance under the May 1999 Note bears interest at a fluctuating rate per annum equal to the Eurocurrency Rate (as defined and calculated in the Credit Agreement discussed above, a copy of which has been filed by the Company with the Securities and Exchange Commission) plus a margin. The Company may borrow under the May 1999 Note until September 30, 2003.

     Pursuant to a Loan Agreement dated February 22, 1999, the Company has borrowed approximately $15.3 million from Fresenius Medical Care (the "February 1999 Loan"). The outstanding principal amount of the February 1999 Loan and interest accrued at a rate of 5.8% per annum is due and payable on February 19, 2000.

     Pursuant to a Loan Agreement dated February 19, 1998, the Company has borrowed approximately $435.5 million from FMC Trust Finance S.a.r.l. ("FMC Finance"), an affiliate of Fresenius Medical Care (the "February 1998 Loan"). The outstanding principal amount of the February 1998 Loan is due and payable on February 1, 2008. Interest on the outstanding principal amount of the February 1998 Loan accrues interest at a rate of 8.43% per annum and is payable on a quarterly basis.

     Pursuant to an Intercompany Account Agreement dated February 1, 1998, NMC owes approximately $14.9 million to Fresenius Medical Care Finance S.A., an affiliate of Fresenius Medical Care (the "FMC Finance S.A. Loan"). Interest on the outstanding principal amount of the FMC Finance S.A. Loan accrues interest at a rate of 6.375% per annum and is payable annually. The outstanding principal amount of the FMC Finance S.A. Loan, and any unpaid accrued interest thereon, is payable on demand upon satisfaction of certain conditions.

     Pursuant to a Loan Agreement dated November 27, 1996, the Company has borrowed approximately $351 million from FMC Finance (the "November 1996 Loan"). The outstanding principal amount of the November 1996 Loan is due and payable on December 1, 2006 subject, however, to FMC Finance's right to accelerate the maturity at any time after December 1, 2001. Interest on the outstanding principal amount of the November 1996 Loan accrues interest at a rate of 9.25% per annum and is payable on a quarterly basis.

     Foreign Exchange Contracts. Pursuant to a Foreign Exchange Contract between Fresenius USA and Fresenius Medical Care, Fresenius USA agrees to sell U.S. Dollars to Fresenius Medical Care in exchange for Euros at a rate of 1.1050 U.S. Dollars per Euro. As of the date of this Information Statement, Fresenius USA has an obligation to sell approximately $15 million in U.S. Dollars to Fresenius Medical Care at different intervals during the period September 2000 to January 2001.

RELATIONSHIPS AND TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

     The following are descriptions of certain relationships and transactions between the Company and its directors and executive officers (or members of their families) and/or businesses with which they are affiliated. See "Executive Compensation -- Directors' Compensation and Consulting Arrangements" for a discussion of certain other relationships and related transactions.

     Securities Repurchases. In September 1996, Mr. Lipps sold options to purchase 450,000 shares of Fresenius USA Common Stock to Fresenius USA at a price of $5.25 per option ($2,362,500 in the aggregate). Such 450,000 options, together with options exercised prior to his sale of the underlying shares to Fresenius USA, represented all of the options to purchase Fresenius USA Common Stock held by him.

     Loans to Officers. In connection with Mr. Schneider's employment as Chief Financial Officer of the Company in 1997, NMC provided Mr. Schneider with a bridge loan in the original amount of $450,000 to purchase his personal residence in Massachusetts. The loan had no stated interest rate. The note was paid in full by Mr. Schneider in May 1998.

     In connection with Mr. Stoll's employment as Executive Vice President of Renal Products and Laboratory Services in 1998, NMC provided Mr. Stoll with a bridge loan in the original amount of $340,000 to purchase his personal residence in Massachusetts. The loan had no stated interest rate. The note was paid in full by Mr. Stoll in July 1999.

     Loans to Officers under Stock Incentive Plans. To comply with German corporate law requirements, award grants under the 1996 FMC Stock Plan and the 1998 FMC Stock Plan are in the form of non-assignable and non-transferable convertible bonds ("Bonds") and a corresponding non-recourse employee

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

loan from Fresenius Medical Care ("Employee Loans") secured solely by the Bonds with respect to which it was made. The Bonds have a (Deutschemark (DM) denominated) face amount equal to the aggregate nominal (par) value of the Fresenius Medical Care Preference Shares into which the Bonds are convertible (in the form of Preference Shares under the 1998 FMC Stock Plan or ADSs under the 1996 FMC Stock Plan) and bear interest at a rate equal to 5% per annum. The Employee Loans have a DM denominated principal amount equal to the related Bonds and bear interest at the same rate. On conversion of a Bond, the employee (if a U.S. citizen or resident) will pay a conversion payment equal to the fair market value (determined as of the day following the date of grant) of the underlying ADSs or Preference Shares as the case may be. A portion of the conversion payment will be used to repay the Employee Loan, and interest on the Employee Loan will be offset by interest payable on the Bonds. Because the terms of the Employee Loan and Bond match in all respects, award recipients pay nothing and receive nothing with respect to the Bonds and the Employee Loans. A ruling from the Internal Revenue Service has been requested that these arrangements are the functional equivalent of nonqualified employee stock options, and Bonds may not be converted until a satisfactory ruling has been received. In connection with the grant of awards under the 1998 FMC Stock Plan in 1998, Employee Loans were made to Messrs. Schneider and Stoll and Drs. Diaz-Buxo and Lazarus in the amounts of 9,000 DM, 450,000 DM, 59,585 DM and 179,170 DM, respectively. In connection with the grant made in 1999 to Mr. Lipps under the 1998 Stock Plan, an Employee Loan was made to Mr. Lipps in the amount of 500,00 DM.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG Peat Marwick LLP has been selected as the Company's independent public accountants and auditors for 1999. Management of the Company expects that representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                                 OTHER MATTERS

FORM 10-K

     The Company's Annual Report on Form 10-K for the year ended December 31, 1998, as amended on Form 10-K/A, filed by the Company with the SEC, is being provided to you with this Information Statement. ADDITIONAL COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998, AS AMENDED ON FORM 10-K/A, MAY BE OBTAINED WITHOUT CHARGE BY CONTACTING THE SECRETARY OF THE COMPANY, TWO LEDGEMONT CENTER, 95 HAYDEN AVENUE, LEXINGTON, MASSACHUSETTS 02420-9192 (TELEPHONE: (781) 402-9000).

OTHER BUSINESS

     The Company does not know of any other business that will be presented for consideration at the Annual Meeting. However, if any other business should come before the Annual Meeting, management of the Company will have discretion to act in accordance with its best judgment.

PROPOSALS FOR 2000 ANNUAL MEETING

     Any shareholder wishing to submit a proposal for inclusion in the Proxy Statement for the 2000 Annual Meeting pursuant to the shareholder proposal rules of the SEC should submit the proposal in writing to Ronald J. Kuerbitz, Secretary and General Counsel, Fresenius Medical Care Holdings, Inc., Two Ledgemont Center, 95 Hayden Avenue, Lexington, Massachusetts 02420-9192. The Company must receive a proposal by March 1, 2000 in order to consider it for inclusion in the Information Statement with respect to the 2000 annual meeting.

     In addition, the Company's By-laws require that shareholders give advance notice and furnish certain information to the Company in order to bring a matter of business before an annual meeting or to nominate a person for election as a director. Any communication relating to those By-law provisions should be directed to Mr. Kuerbitz at the above address.

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